LEASE

THIS LEASE, entered in to by	Madison Square Park, LLC
(hereinafter referred to as "Landlord") and American CareSource Corporation

(hereinafter referred to as "Tenant").

WITNESSETH THAT landlord and tenant, in consideration of their mutual undertakings, agree as follows:

Landlord hereby leases to Tenant and Tenant hereby leases from landlord: the Approximately 7,500 Square feet of space in the building (`Building") in Pittsboro, Indiana which building is located on the real estate ("Property") and which space is show in suites G & H more commonly known as Madison Square Park.

(hereinafter referred to as Leased Premises) and all appurtenances thereto for a term of approximately Six

Years, commencing on the date hereof and ending on the last day of the calendar month which is July 31, 2008 Months after the later to occur of (i) the rent commencement date: or (ii) the first day of the first full calendar month if the rent commencement date is other than the first day of the calendar month unless sooner terminated, and Tenant without demand or notice shall pay a monthly rental as more particularly described in Section 16 hereto, payable on or before the first day of each month in advance, at the address of landlord set forth in this Lease, or such other address as Landlord by notice shall direct, all upon the following covenants, terms and conditions:

1.	USE, COMPLIANCE WITH LAWS, SIGNS

The Leased Premises shall be used by Tenant only for the purpose of: Accounting and data entry for Insurance claims and any other legal corporate purposes related to the business of American CareSource Corporation And for no other use or purpose without the express written consent of Landlord. Tenant shall keep the Leases Premises in a clean and orderly condition and shall conduct its business there from in a careful and safe manner. Tenant shall not use the Leased Premises or maintain them in any manner constituting a violation of any ordinance, statute, regulation, or order of any governmental authority, including without limitation zoning ordinances and/or recorded covenant and/or restriction affecting the Property, nor shall Tenant maintain permit or suffer any nuisance to occur or exist on the Leased Premises. Tenant shall not affix to or upon the exterior of the Leased Premises any sign, insignia, or decoration without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant will not bring onto, not permit others to bring onto, the leased premises Hazardous Materials or any kind, nature or description.

2.	SURRENDER AND HOLDOVER

Upon the expiration or sooner termination of this Lease Tenant shall surrender to Landlord the Leased Premises, together with all other property affixed to the Leased Premises (excepting trade fixtures) broom clean and in the same order and condition in which Tenant received them, the effects of ordinary wear, acts of God, casualty, insurrection, riot or public disorder excepted. Tenant shall prior to the expiration of the term remove all of Tenant's trade fixtures and personal property from the leased Premises. Any damage to the Leased Premises caused by such removal shall be repaired by Tenant prior to the expiration of the term. At Landlord's option, if Tenant fails to remove such trade fixtures and personal property then the same be deemed the property of Landlord_ If Tenant shall remain in possession of all or any part of the Leased Premises after the expiration of the term of this Lease, with consent of the Landlord, then the Tenant shall be a lessee from month to month at twice the monthly rental and subject to all of the applicable covenants, terms and conditions hereof.

3.	ASSIGNMENT AND SUBLETTING

Tenant shall not assign, mortgage, encumber, or transfer this Lease in whole or in part, or sublet the Leased Premises or any part hereof, nor grant a license or concession in connection therewith without the prior written consent of Landlord, which consent shall not be unreasonably withheld. This prohibition shall include any act which has the effect of an assignment or transfer and which occurs by operation of law, except any transfer or assignment resulting from the death of tenant, if a natural person.

4.	ALTERATIONS AND MAINTENANCE OF LEASED PREMISES

Tenant shall not cause or permit any alterations, additions or changes of or upon any part of the Leased Premises without first obtaining the written consent of Landlord_ All alterations, addition or changes to the Leased Premises shall be made in accordance with all applicable laws and shall become the property of Landlord.

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Landlord, promptly after written notice from Tenant, shall make all repairs necessary to maintain the following in the same condition they are now in, subject to reasonable wear and tear, acts of God, and other events beyond Landlord's control.

A            The exterior and structural walls (excluding storefronts, doors and glass) structural floors (excluding floor coverings), foundations, roofs, gutters, and exterior down spouts of the Leased Premises.

B.	Water, sewage, gas and electrical lines from public mains up to the point of entry to the Leased Premises, and

C.        If the Leased Premises are an integral part of a larger structure, then to such portions of the structure which because of its state of disrepair adversely and materially affects Tenant's use of the Leased Premises, Except to the extent that the acts or neglect of Tenant its employees or invites necessitates such repairs. Tenant shall make all other repairs not required to be made by Landlord to maintain the Leased Premises in the same condition they are in following completion of the work described in Section 27. Tenant accepts the Leased Premises in the completed condition. Tenant shall not be obligated under this provision to repair any injury to the Leased Premises resulting from fire or other casualty. The preceding sentence is not intended to limit, modify or release Tenant from any liability it may have for damage or destruction.

5.	DESTRUCTION

If the Leased Premises should be damaged or destroyed by fire or other cause to such an extent that the cost of repair and restoration would exceed thirty (30) percent of the amount it would cost to replace the Leased Premises in their entirety at the time such damage or destruction took place, then Landlord shall have right to cancel this Lease by giving Tenant notice of such election within thirty (30) days after the occurrence of such damage or destruction and this Lease shall terminate as of fifteen (15) days after the date such notice is given. If Landlord fails to exercise this option to terminate then Landlord shall at its expense promptly repair and restore the Leased Premises to substantially the same condition they were in prior to the damage or destruction.

If the Leased Premises should be damaged or destroyed by fire or other cause to such an extent that the costs of repair and restoration would be less than 30 percent of the amount it would cost to replace the Leased Premises in their entirety at the time such damage or destruction took place, then this Lease shall not terminate and the Landlord shall at its expense promptly repair and restore the Leased Premises to substantially the same condition they were in prior to the damage or destruction.

If the Leased Premises are an integral part of a larger structure and if the structure should be damaged or destroyed by fire or other cause to such an extent that the cost of repair and restoration would exceed 30 percent of the amount it would cost to replace the structure in its entirety at the time such damage or destruction took place and notwithstanding that the Leased Premises may be unaffected by such damage or destruction, then Landlord shall have the right to cancel this Lease by giving Tenant notice of Such election within thirty (30) days after the occurrence of such damage or destruction and this Lease shall terminate fifteen (15) days after the date such notice is given.

In the event the Leased Premises are damaged or destroyed the rents herein provided, or a fair and equitable portion thereof, shall be abated until such time as the Leased Premises are repaired and restored. The term of this Lease shall be extended for a period equal to the period during which there has been a complete abatement of rent. The opinion of an architect or registered engineer appointed by Landlord as to the costs of repair, restoration or replacement shall be controlling upon the parties. Landlord's obligation to restore or repair does not include fixtures or improvements installed or owned by Tenant. The provisions of this Section are not intended to limit, modify or release Tenant from any liability it may have for damage or destruction.

6.	CONDEMNATION

If the entire Leased Premises, or such portion thereof as will make the remainder unsuitable for the use permitted by this Lease, is condemned by any legally constituted authority, or if a conveyance or other acquisition in lieu of such condemnation is made, then this Lease shall terminate as of the date possession is required by the condemnor. If a portion of the Leased Premises is condemned but the remainder is still suitable for the use permitted by this Lease, this Lease shall not terminate but a portion of the rent for the rest of the term shall be abated in proportion to the amount of the Leased Premises taken. All compensation paid in connection with the condemnation shall belong to and be the sole property of Landlord, except Tenant shall be entitled to any compensation awarded for Tenant's trade fixtures and for moving expenses.

7.	MECHANIC'S LIENS

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Tenant shall not permit any Statement of Intention to hold a Mechanic's Lien to be filed against the Leased Premises or any part thereof nor against any interest or estate therein by reason of labor, services or materials claimed to have been performed of furnished to or for Tenant. If such Statement of Intention to hold a Mechanic's Lien shall be filed, Landlord at its option may compel the prosecution of an action for the foreclosure of such Mechanic's Lien by the lienholder. Of any such Statement of Intention to hold a Mechanic's Lien shall be filed and an action commenced to foreclose the lien, Tenant, upon demand by Landlord, shall cause the lien to be released by the filing of a written undertaking with a surety approved by the Court and obtaining an order from the Court releasing the property from such lien. Nothing in this Lease shall be deemed or construed to constitute to or request to any party for the performance of any labor or services or the furnishing of any materials for the improvement, alteration or repairing of the Leased Premises; nor as giving Tenant the right or authority to contact for, authorize or permit the performance of any labor or services or the furnishings of any material that would permit the attaching of a valid Mechanic's Lien.

8.	INDEMNIFICATION AND RELEASE

Regardless of whether or not, separate, several, joint or concurrent liability may be imposed upon Landlord, Tenant shall indemnify and hold harmless Landlord from and against all damages, claims, and liability arising from and connected with Tenant's control or use of the Leased Premises, including without limitation, any damage or injury to person or property. This indemnification shall not include any matter for which the Landlord is effectively protected against by insurance. If Landlord shall, without fault, become a party to litigation commenced by or against Tenant, then Tenant shall hereby release Landlord from all liability for any accident, damage or injury caused to person or property on or about the Leased Premises, whether due to negligence on the part of Landlord and notwithstanding whether such acts or omissions be active or passive. Landlord and Tenant do each hereby release the other from all liability for any accident, damage or injury caused to person or property, provided, this release shall be effective only to the extent that the injured or damaged party is insured against such injury or damage and only if this release shall no adversely affect the right of the injured or damaged party to recover under such insurance policy.

9.	LANDLORD'S LIEN

(Paragraph Deleted)

10.	EVENTS OF DEFAULT

Any of the following shall be deemed an Event of Default

A.

Tenant's failure to perform or observe any covenant, term or condition of this lease including The failure to pay any installment of rent or other sum when the same becomes due to be Performed or observed by Tenant and if curable, the failure continues for fifteen (15) days after Notice thereof is given to Tenant.

B.	Abandonment of the Leased Premises
C.	The filing or execution or occurrence of:
(1) An involuntary petition in bankruptcy against Tenant and the failure of Tenant, in good

Faith, to promptly commence and diligently pursue action to dismiss the petition.

(2)	A petition against Tenant seeking a reorganization, arrangement, composition,

Readjustment, liquidation, dissolution or other relief of the same or different kind under

Any provision of the Bankruptcy Act, and the failure of Tenant in good faith to

Promptly commence and diligently pursue action to dismiss the petition.

For purposes of this Section 10 and Sub-Section B of Section 11, the term "Tenant" shall include any assignee, sub lessee, or guarantor of Tenant. This provision, however, shall not be construed to permit the assignment of this Lease, nor the subletting of the Leased Premises, except as may be permitted hereby.

11.	LANDLORD'S REMEDIES
A.	Upon the occurrence of any Event of Default Landlord may, at its option, in addition to any other remedy or right it has hereunder or by law:
(1)

Re-enter the Leased Premises, without demand or notice, and resume possession by an Action in law or equity or by force of as otherwise permitted by law and without being Liable in trespass or for any damages and without terminating this Lease, Landlord may remove all persons and property from the Leased Premises and such property may be removed and stored at the cost of Tenant, and/or

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(2)

Terminate this Lease at any time upon the date specified in a notice to Tenant. Tenant's liability for damages shall survive such termination. Upon termination such damage recoverable by Landlord from Tenant shall, at Landlord's option, be either an amount equal to "Liquidated Damages" or an amount equal to "Indemnity Payments".

"Liquidated Damages" means an amount equal to the excess of the rentals provided for in this Lease which would have been payable hereunder by Tenant, had this Lease not so terminated, for the period commencing with such termination and ending with the date set for the expiration of the original term granted, (hereinafter referred to as "Unexpired Term"), over the reasonable rental value of the Leased Premises for such Unexpired Term.

"Indemnity Payments" means an amount equal to the rent and other payments provided for in this Lease which would have become due and owing there under from time during the Unexpired Term plus the reasonable cost and expenses paid or incurred by Landlord from time to time in connection with:

(a)	Obtaining possession of the Leased Premises;
(b)	Removal and storage of Tenant's or other occupant's property;
(c)	Care, maintenance and repair of the Leased Premises;
(d)	Re-renting the whole or any part of the Leased Premises;
(e)	Repairing, altering, renovating, partitioning, enlarging, remodeling or otherwise putting the Leased Premises, either separately or as part of larger premises, into condition acceptable to, and reasonable necessary to obtain new leases.

(f)	Making all repairs, alterations and improvements required to be made by Tenant hereunder and of performing all covenants of the Tenant relating to the condition of the Leased Premises,

Less the rent and other payments, if any, actually collected and allocable to the Leased Premises or to the portions thereof re-rent by Landlord. Tenant shall demand make Indemnity Payments monthly and Landlord can sue for all Indemnity Payments as they accrue, and/or

(3)

Without terminating this Lease, re-rent the Leased Premises without the same being deemed an acceptance of a surrender of this lease nor a waiver of Landlord's rights or remedies and Landlord shall be entitled to Indemnity payments, as heretofore defined, from Tenant. Any re-renting by Landlord may be for a period equal to or less than, or extending beyond the remainder of the original term, or for the whole or any part of the Leased Premises, separately or with other premises or for any sum, or to any lessee for any use Landlord deems appropriate.

B.	Upon the occurrence of any of the following:
	(1)	The filing of a voluntary petition in bankruptcy by Tenant.
	(2)	The filing of a petition or answer by Tenant seeking a reorganization, arrangement,

composition, readjustment, liquidation, dissolution or other relief of the same or different kind under any provision of the Bankruptcy Act.

(3)	An adjudication of Tenant as a bankrupt or insolvent.
(4)	The appointment of a trustee, receiver, guardian, conservator or liquidator of Tenant with respect to all or substantially all of its property.

This Lease shall terminate ipso facto as such occurrence and the Leased Premises shall be surrendered as required by Section 2. Tenant's liability for damages shall survive such termination and Landlord shall be entitled to recover an amount equal to Liquidated Damages as defined above or an amount equal to the maximum allowed by any statute or rule of law in effect at the time when and governing the proceedings in which such amount is sought, whichever is

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less. To the extent any provision of Section 10 or 11 violates or is unenforceable under applicable bankruptcy laws, such provision shall be void.

12.	ADVANCES AND INTEREST

Upon the occurrence of any Event of Default, Landlord may, if such default has not been cured, cure that default for the account and at the expense of Tenant. If Landlord is curing such default is compelled to pay or elects to pay any sum of money or do any acts which will require the payment of any sum of money, the sum so paid or incurred shall be reimbursed by Tenant upon demand by Landlord All sums as to which Tenant is in default of payment shall bear interest at the rate of eighteen percent (18%) per annum until paid.

13.	LANDLORD'S DEFAULT

Tenant may not assert any claim against Landlord or defend any claim by landlord against it on the basis that Landlord has breached or defaulted in any of its undertakings and duties under this Lease unless Tenant has given notice in writing to Landlord (and to such of Landlord's mortgagees as Landlord shall notify Tenant of) of the purported breach or default promptly after the same occurs or as soon thereafter as it came to the knowledge of the Tenant or its agents and Landlord fails to commence to cure the same or its agents and Landlord fails to commence to cure the same within thirty (30) days after receipt of said written notice.

14.	SUBORDINATION AND NONDISTURBANCE

At Landlord's option this Lease shall be subject and subordinate to any mortgage that may hereafter be placed upon the Leased Premises and to any and all advances to be made there under, and to the interest therein, and all renewals, replacements, consolidations and extensions thereof, provided the mortgagee named in said mortgage shall agree to recognize the Lease of Tenant in the event of foreclosure so long as the Tenant is not in default. Tenant shall execute and deliver whatever reasonable instruments may be required for such subordination purposes. This Lease is subject to and subordinate to the existing mortgage, if any, on the Leased Premises.

15.	ESTOPPEL CERTIFICATES

From time to time, Tenant agrees, upon request in writing from Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and no grounds for default or breach exist on the part of the Landlord or the Tenant (or if there have been modifications that the same is in full force and effect as modified and stating the modifications or if there are grounds for breach or default, stating the grounds), and the dates to which the rent and other charges have been paid, and such other information as Landlord may reasonably require.

16. COMMON AREA CHARGES, REAL ESTATE TAXES AND INSURANCE

Throughout the term commencing as of the Rent Commencement Date (as hereinafter defined), Tenant shall pay to Landlord N/A               % of all of Landlord's reasonable costs and expenses incurred in the operation, replacement, improvement, maintenance, repair and refurbishment of the Common Areas referenced and/or described on Exhibits A and B, a management fee of 5% of the gross collected income, N/A  % of Landlord's casualty and other insurance premiums with regard to the Building and Common Areas (collectively "Impositions") due and payable during each fiscal year of this Lease. For purposes of this Section 16 real estate

taxes due and payable in N/A	shall be deemed and amount equal to the assessed valuation of the real estate
as of March 1, N/A	times the current tax rate applicable to the real estate which deemed amount of taxes

will be in excess of actual taxes due and payable in. N/A              . Landlord shall maintain the following insurance on the Property including the common areas, parking areas, walkways, and driveways: (i) commercial general liability and property damage insurance in the amount of not less than $1,000,000.00 for bodily injury or death of any one person and $1,000,000.00 for any one occurrence and (ii) fire and extended coverage insurance in an amount equal to the replacement cost of any improvements located on the Property (excluding the improvements to the Leased Premises made by Tenant). Landlord and Tenant and all parties claiming by or through them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard, covered or required hereunder to be covered in whole or in part by insurance on the Property or in connection with Property on or activities conducted on the Property, and waive any right if subrogation which might otherwise exist in or accrue to any person on account thereof.

17.	RENT/RENT COMMENCEMENT DATE

The monthly rental and other charges under this Lease, including but not limited to the Impositions (as defined in 16 of Lease), shall commence as of the Rent Commencement Date, which date shall be the date of

Landlord's completion of Landlord's work and possession is tendered to Tenant as described in Section 27 of this

Lease. Monthly rent under this Lease shall be equal to $3,681.00 per month during the first Lease year,

including impositions set forth in Section 16. Monthly rent under this Lease shall be equal to $ 3,681.00

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per month during the second Lease year, not including impositions set forth in Section 16. Monthly rent under this Lease shall be equal to $3,681.00 per month during the third and fourth Lease year, not including impositions set forth in Section 16. Monthly rent under this Lease shall be equal to $ 3,681.00 per month during the fifth and sixth Lease year, not including impositions set forth in Section 16. During the single three year option period, monthly rent under this Lease shall be equal to $ 3,681.00 per month. The first lease year shall commence as of the first day of the first full calendar month after the Rent Commencement Date. A lease year shall consist of the twelve full calendar months commencing as of the first day of the first full calendar month after the Rent Commencement Date and thereafter on the yearly anniversaries thereof. The initial term of this Lease shall terminate on the sixth anniversary of the first day of the first full month following the Rent Commencement Date. In the event the Rent Commencement Date is other than the first day of a calendar month, Tenant shall pay monthly rent and Impositions based on a prorated basis for the partial month from the Rent Commencement Date through the first day of the first full calendar month after the Rent Commencement Date.

18.	LANDLORD'S LIABILITY

Notwithstanding anything in this lease to the contrary, Tenant shall look solely to the interest of the Landlord in the Property for the collection any judgment (or other judicial process) requiring the payment of money by Landlord, in the event of any default or breach by Landlord with respect to any term or provision of this Lease or of law, to be observed and/or performed by Landlord and no other asset or property of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim. It being the intention that Landlord, its officers, general partners, limited partners, shareholders, directors, managers, members, and employees shall have no personal liability in connection with this Lease. Neither Landlord nor any disclosed or undisclosed principal of Landlord (or officer, director, stockholder, general or limited partner, manager, member, or agent or Landlord, or any of such principal), nor any successor of any of them, shall have any personal liability for any failure under or default or breach of this Lease or otherwise.

19.	OPTION

Provided that Tenant is not in default under this Lease beyond any applicable cure period at the time of the exercise of such option, or at the time of commencement of such extended term, and no Event of Default shall exist at the time of the exercise of such option or at the time of the commencement of such extended term Tenant shall have the option to one extension(s) of the term and provisions as in this Lease for a period of three years on the same terms and provisions as in this Lease for the original term except for the increase in monthly rent as set forth in 17 above and further exception that there shall not be any additional extensions. Tenant must exercise such option by giving Landlord written notice thereof actually received by Landlord no less than six (6) months prior to the beginning of such period of extension. The word "term" whenever used in this lease shall mean the initial term and any extensions thereof unless the context otherwise requires.

20.	INSURANCE

Tenant agrees to maintain and to pay for during the term of this Lease, the following insurance with reputable insurance companies licensed to do business in the State of Indiana, which policies and carriers shall be subject to the reasonable approval of Landlord, to with:

(a)	Public Liability Insurance with limits of not less than One Million Dollars ($1,000,000.00), as to any one (1) person and One Million Dollars ($1,000,000.00) as to any one (1) accident, and
(b)	Property damage insurance with limits of Two Hundred Fifty Thousand Dollars ($250,000.00) as to each accident.

All such policies shall name the Landlord and Landlord's mortgagee, if any, as an additional insured. Landlord many any time after two years from the Rent Commencement Date cause the above limits to be increased to such amounts as are reasonable in light of similarly situated tenants, landlord, shall deliver copies of all such policies to landlord, which policies shall provide such insurance may not be canceled unless Landlord is notified in writing thirty (30) days prior to any such cancellation.

21.	MISCELLANEOUS

Tenant agrees to conform to such reasonable rules relating to the Leased premises and the Property and the Common Areas as Landlord may deem from time to time needed or proper. Tenant agrees to comply at all times with the Covenants. Tenant agrees there shall be no overnight parking of vehicles in the Common Areas at any time. Tenant acknowledges and agrees that Landlord may change the Common Areas and the Property at any time. This Lease contains the entire agreement of the parties relating to the subject thereof and all prior discussions, understandings and writings are hereby merged into this Lease. The undersigned persons executing

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this Lease on behalf of an entity individually represent and certify that such entity has duly authorized the execution, delivery and performance of this Lease and that same is binding and enforceable against it.

22.	NET LEASE

It is the intention and purpose of the parties that the Landlord shall receive the monthly rent provided for under the Lease, under any contingencies, free from all taxes, charges, expenses, damages, offsets and deductions of every kind or nature whatsoever, whether now existing or hereafter arising and whether they are beyond the contemplation of the parties.

23.	SUBMISSION OF LEASE

Submission of Lease to Tenant does not constitute an offer to lease, the Lease shall become effective only upon execution and delivery thereof by Landlord and Tenant. Upon execution of this Lease by Tenant, Landlord is granted and irrevocable option for fifteen (15) days to execute this Lease within said period and thereafter return a fully executed copy to Tenant. The effective date of this Lease shall be the date filled in on the first page hereof by the parties to execute the Lease.

24.	ADDITIONAL INDEMNIFICATION

Tenant, its successors, assigns and guarantors, agree to indemnify, defend reimburse and hold harmless (i) Landlord; and (ii) any other person who acquires a portion of the property in any manner, including but not limited through purchase, at a foreclosure sale or otherwise through the exercise of the rights and remedies of Landlord under this Lease; and (iii) the directors, officers, shareholders, managers, members, employees, partners, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgages, trustees, heirs, devisees, successors, assigns and invitees of such persons, from and against any and all Environmental Damages arising from the presence of Hazardous Materials upon, about or beneath the Leased Premises and caused by or permitted by Tenant, its employees, contractors or agents, or arising in any manner whatsoever out of the violation of any environmental Requirements pertaining to the Leased Premises and activities thereon, or the breach of any warranty or conversant or the inaccuracy of any representation of Tenant contained in this Lease. This obligation shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by the indemnified parties), even if such claims, suits or proceedings are groundless, false or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified persons. Landlord, at its sole expense, may employ additional counsel of its choice to associate with counsel representing Tenant. The obligations of Tenant in this paragraph shall survive termination of this Lease.

25.	DEFINITIONS

Environmental Damages means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any settlement of judgment, of whatever kind of nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation attorney's fees and disbursements and consultants' fees, any of which are incurred at any tine as a result of the existence of Hazardous Material upon, about, beneath the Leased Premises or migrating or threatening to migrate to or from the Leased Premises, or the existence of a violation of Environmental Requirements, and including without limitation:

(i)        Damages for personal injury, or injury to property or natural resources occurring upon or off of the Leased Premises, foreseeable, including, without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements of real property, interest and penalties including but not limited to claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives any immunity to which it may be entitled under any industrial or worker's compensation laws;

(ii)      Liability to any third person or governmental agency to indemnify such person or agency for costs expended in connection with the items referenced in subparagraph (ii) herein; and

(iv)      Diminution in the value of the Leased Premises and/or the Property, and damages for the loss of business and restriction on the use of or adverse impact on the marketing of rentable or usable space or of any amenity of the Leased Premises and/or the Property.

Environmental Requirements means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees,

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judgments, and orders relating to the protection of human health or the environmental, including, without limitation:

(i)        All requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature, and

(ii)	All requirements pertaining to the protection of the health and safety of employees or the public.

Hazardous Material means any substance:

(i) The presence of which requires investigation or remediation any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or

(ii)       Which is or becomes defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.); or

(iii)      Which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commissions, board, agency or instrumentality of the United States, the State of Indiana or any political subdivision thereof or

(iv)	The presence of which causes or threatens to cause a nuisance upon the Leased Premises or to adjacent properties of poses or threatens to pose a hazard to the health or safety of persons; or

(v) The presence of which on adjacent properties could constitute a trespass by Tenant; or
(vi) Without limitation which contains gasoline, diesel fuel or other petroleum hydrocarbons; or
(vii) Without limitation which contains polychlorinated preceding (PCBs), asbestos or urea formaldehyde foam insulation; or

(viii)	Without limitation radon gas

26.	BROKERS

Landlord and Tenant represent to each other that they have had any dealing with any real estate brokers or agents other than Madison Square Park, in connection with the negotiation of the Lease to such an extent that any obligation to pay a commission exists. Landlord and Tenant hereby agree to indemnify and hold each other harmless from and against any liability and cost the other may suffer in connection with a breach of the foregoing representation by the other party.

27.	PREPARATION OF LEASED PREMISES

Landlord agrees to perform and complete the work required of Landlord under Construction Requirements attached as Exhibit D ("Landlord's Work"). Landlord shall keep Tenant advised of the status of completion of "Landlords Work" and of the anticipated completion date for the Leased Premises.

28.	ATTORNEY'S FEES

Each party shall pay the other party's reasonable legal costs and attorney's fees incurred in successfully enforcing against the other party any covenant, term or condition of this lease.

29.	ACCESS BY LANDLORD TO LEASED PREMISES

Landlord, Landlord's agents, and Landlord's prospective lessees, purchasers or mortgagees shall be permitted to inspect and examine the Leased Premises at all reasonable times and Landlord shall have the right to make any repairs to the Leased Premises which Landlord may deem necessary, but this provision shall not be construed to require Landlord to make repairs except as is otherwise required hereby. For a period commencing six (6) months prior to the expiration of the term of this Lease, Landlord may maintain "For Rent" signs on the building and at the street, but will not place a "For Rent" sign in the window of the Leased Premises during the Lease Term.

30.	QUIET ENJOYMENT

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If Tenant shall perform all of the covenants and agreements herein provided to be performed on Tenant's part, Tenant shall, at all times during the term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance from Landlord or any parties lawfully claiming under Landlord.

31.	SECURITY PAYMENT

The sum of $3,681.00 is hereby paid by Tenant as security (and not as a payment of rental, final or otherwise) for the full and faithful performance by Tenant of all of its duties under this Lease and without any liability on Landlord for interest. Upon an Event of Default as heretofore defined, Landlord may apply such sum to any liability, costs or damages caused Landlord without waiving or limiting its right to further hold Tenant for liability, costs or damages otherwise due. Within fifteen (15) days after the termination of this Lease, Landlord shall repay to Tenant all or such part of the sum paid as security as Tenant shall be entitled to.

32.	GENERAL AGREEMENT OF PARTIES

This lease shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the parties. This provision, however, shall not be construed to permit the assignment of this Lease except as may be permitted hereby. When applicable, use of the singular form of any word shall mean or apply to the plural and the neuter form shall mean or apply to the feminine or masculine.

The captions and article numbers appearing in this Lease are inserted only as a matter of convenience and are not intended to define, limit, construe or describe the scope or intent of such provisions. No waiver by Landlord of any default by Tenant shall be effective unless in writing, nor operate as a waiver of any other default or of the same default on a future occasion. Landlord's acceptance of rent shall not be deemed a waiver as to any preceding default.

33. LATE PAYMENT

If any monthly payment is not received by Landlord by the fifth day of the month, Tenant shall pay an additional amount as rent equal to five percent (5%) of the amount due. In addition, any rent not received by the first day of the calendar month after the date due shall bear interest thereafter as provided in Section 12.

34. UTILITIES

Landlord, at its expense, shall provide connections into the Leased Premises for sewer, water, gas, electricity and telephone service (utilities); provided that Tenant shall pay all fees, charges and expenses associated with the connection, metering, consumption, use and maintenance of the utilities.

3 5. MONTHLY RENT PAYMENT

Tenant shall pay to Landlord the monthly rental amount (as defined in section 17 of Lease), payable in advance on the first day of each calendar month during the term of this Lease at the location specified in Section 36.

36. NOTICE

All notices, documents, payments, or proof required or permitted under this Lease shall be delivered when actually received or deposited in the United States (certified or registered mail, postage paid, return receipt retained) and addressed as follows or delivered to a recognized courier service (verification of delivery retained and addressed as follows:

Landlord Address: Madison Square Park, LLC

P.O. Box 293

Pittsboro, IN 46167

Tenant Address:	American CareSource

8080 Tristar Drive, Suite 100

Irving, TX 75063

Such addresses may be changed by either party by written advise as to new address given as above provided If there is more than one Tenant, their obligation shall be joint and several. This Lease shall not be recorded

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on this

Day of July 1 2002 and if this Lease is executed in counterparts, each shall be deemed an original.

Signature	Signature -s-

Printed by                                              Printed Mark Bonar

President & CEO of American

CareSource

Signature	Signature

Printed	Printed
LANDLORD		TENANT

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